MICROSEMI CORPORATION
FISCAL 2015 EXECUTIVE NON-EQUITY INCENTIVE PLAN

1.	Purpose.
The purpose of this Microsemi Corporation Fiscal 2015 Executive Non-Equity Incentive Plan (this “Plan”) is to promote the success of Microsemi Corporation, a Delaware corporation, (the “Company”) by (i) compensating and rewarding participating executives with bonuses for the achievement of pre-established performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. This Plan is adopted under Section 5.2 of the Company’s 2008 Performance Incentive Plan, as amended (the “Performance Incentive Plan”).

2.	Definitions.
“Adjusted EPS” means, as to the Company and any other Company Peer Group member, the reported earnings per share of that entity for the applicable Performance Period (using the calculation, whether in accordance with Generally Accepted Accounting Principles (“GAAP”) or non-GAAP, principally used by that entity to publicly report its earnings per share for that period), subject to the adjustments described below.
“Adjusted EPS Growth Performance Ranking” means the ranking of the Company’s Adjusted EPS growth for the FY15 Performance Period relative to the Adjusted EPS growth levels for the FY15 Performance Period for the companies (including the Company) comprising the Company Peer Group. The Adjusted EPS Growth Performance Ranking for any particular entity within the Company Peer Group shall be determined based on the Company Peer Group member’s Adjusted EPS for the fiscal quarters of such entity that end during the FY15 Performance Period, when compared with the Company Peer Group member’s Adjusted EPS for the four consecutive fiscal quarters of such entity that ended immediately prior to the FY15 Performance Period, all as determined by the Committee based on information publicly available to the Committee at the time it makes such determination.
“Adjusted Net Cash Flow From Operations” means, as to the Company and any other Company Peer Group member, the reported net cash flow from operations of that entity for the applicable Performance Period (using the calculation, whether in accordance with GAAP or non-GAAP, principally used by that entity to publicly report its earnings per share for that period), subject to the adjustments described in Section 4.7 below.
“Adjusted Net Cash Flow From Operations Growth Performance Ranking” means the ranking of the Company’s Adjusted Net Cash Flow From Operations growth for the FY15 Performance Period relative to the Adjusted Net Cash Flow From Operations growth levels for the FY15 Performance Period for the companies (including the Company) comprising the Company Peer Group. The Adjusted Net Cash Flow From Operations Growth Performance Ranking for any particular entity within the Company Peer Group shall be determined based on the Company Peer Group member’s Adjusted Net Cash Flow From Operations for the fiscal quarters of such entity that end during the FY15 Performance Period, when compared with the Company Peer Group member’s Adjusted Net Cash Flow From Operations for the four consecutive fiscal quarters of such entity that ended immediately prior to the FY15 Performance Period, all as determined by the Committee based on information publicly available to the Committee at the time it makes such determination.
“Applicable EPS Percentage” means, as to a particular Performance Period, a percentage determined based on the Company’s Adjusted EPS.
“Applicable Cash Flow Percentage” means, as to a particular Performance Period, a percentage determined based on the Company’s Adjusted Net Cash Flow From Operations for that Performance Period, which percentage shall be (i) in the case of the First Half Performance Period, between zero percent (0%) and one hundred percent (100%) and (ii) in the case of the FY15 Performance Period, between zero percent (0%) and two hundred percent (200%).
“Applicable Revenue Percentage” means, as to a particular Performance Period, a percentage determined based on the Company’s Revenue for that Performance Period, which percentage shall be (i) in the case of the First Half Performance Period, between zero percent (0%) and one hundred percent (100%) and (ii) in the case of the FY15 Performance Period, between zero percent (0%) and two hundred percent (200%).
“Award” means an award of an opportunity to receive a Bonus under this Plan, subject to the terms and conditions of this Plan.
“Base Salary” means the annualized rate of base salary paid to a Participant by the Company and its Subsidiaries as in effect at the end of the applicable Performance Period (exclusive of any commissions or other actual or imputed income from any benefits or perquisites provided by the Company or a Subsidiary, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code).
“Board” means the Board of Directors of the Company.
“Bonus” means the right of a Participant to receive a cash payment under this Plan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Peer Group” means the Company and each of the following companies:

Altera Corporation	M/A-COM Technology Solutions Inc.
Amkor Technology, Inc.	Maxim Integrated Products, Inc.
Analog Devices, Inc.	Mercury Systems, Inc.
Atmel Corporation	Micrel, Inc.
Avago Technologies, Ltd.	Microchip Technology, Inc.
AVX Corporation	MKS Instruments
Cobham plc	ON Semiconductor Corporation
Cypress Semiconductor Corporation	PMC Sierra, Inc.
Diodes, Inc.	Power Integrations, Inc.
Fairchild Semiconductor International, Inc.	RF Micro Devices, Inc.
Freescale Semiconductor Ltd.	Silicon Laboratories, Inc.
Infineon Technologies AG	Skyworks Solutions, Inc.
Integrated Device Technology, Inc.	Vishay Intertechnology, Inc.
Intersil Corporation	Xilinx, Inc.
Linear Technology Corporation
The Company Peer Group shall be subject to adjustment by the Committee for changes that occur prior to the end of the FY15 Performance Period as follows: In the event of a merger or other business combination of two Company Peer Group members (including, without limitation, the acquisition of one Company Peer Group member, or all or substantially all of its assets, by another Company Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Company Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange as of the end of the FY15 Performance Period. In the event that the common stock (or similar equity security) of a Company Peer Group member is otherwise not listed or traded on a national securities exchange at the end of the FY15 Performance Period, such entity shall be excluded from the Company Peer Group.
“Change in Control Event” means a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A of the Code.
“Committee” means the Compensation Committee of the Board.
“Company” means Microsemi Corporation, a Delaware corporation.

“First Half Performance Period” means the first two fiscal quarters of the Company’s 2015 fiscal year.
“First Half Target Bonus” means, as to a particular Award, fifty percent (50%) of the Target Bonus for that Award.
“FY15 Performance Period” means the Company’s 2015 fiscal year.
“Participant” means a key employee (including any officer) of the Company or one of its Subsidiaries selected to participate in this Plan by the Committee.
“Payment Date” means, as to a particular Performance Period, a date as soon as practicable following the certification of the Committee’s findings under Section 4.9 for that Performance Period (and in all events not later than two and one-half months after the end of the Company’s fiscal year in which the Performance Period ends).
“Performance Goals” means the target levels of Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue established by the Committee for each Performance Period used to determine the amount of Bonuses payable under this Plan.
“Performance Incentive Plan” means the Company’s 2008 Performance Incentive Plan, as amended from time to time.
“Performance Period” means either the First Half Performance Period or the FY15 Performance Period, as applicable.
“Plan” means this Microsemi Corporation Fiscal 2015 Executive Non-Equity Incentive Plan, as amended from time to time.
“Revenue” means, as to the Company and any other Company Peer Group member, the reported revenue if that entity for the applicable Performance Period (using the calculation, whether in accordance with GAAP or non-GAAP, principally used by that entity to publicly report its earnings per share for that period), subject to the adjustments described in Section 4.7 below.
“Revenue Growth Performance Ranking” means the ranking of the Company’s Revenue growth for the FY15 Performance Period relative to the Revenue growth levels for the FY15 Performance Period for the companies (including the Company) comprising the Company Peer Group. The Revenue Growth Performance Ranking for any particular entity within the Company Peer Group shall be determined based on the Company Peer Group member’s Revenue for the fiscal quarters of such entity that end during the FY15 Performance Period, when compared with the Company Peer Group member’s Revenue for the four consecutive fiscal quarters of such entity that ended immediately prior to the FY15 Performance Period, all as determined by the Committee based on information publicly available to the Committee at the time it makes such determination.
“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.
“Subsidiary” has the meaning ascribed to such term in the Performance Incentive Plan.
“Target Bonus” with respect to an Award means the amount obtained by multiplying (i) the Participant’s Base Salary, by (ii) the Target Bonus Percentage for that Award.
“Target Bonus Percentage” means the target percentage established by the Committee for an Award, as updated from time to time.

3.	Administration of the Plan.

3.1
The Committee. This Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

3.2
Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall have sole responsibility for the administration of this Plan in accordance with its terms, including without limitation the authority to (i) determine eligibility to participate in this Plan and, from those Executives determined to be eligible, the particular Executives who will receive an Award under this Plan, and (ii) establish the terms and conditions applicable to each Award. The Committee shall have the authority to construe and interpret this Plan and any agreements or other documents relating to Awards under the Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

4.	Bonus Provisions. The Bonuses (if any) payable with respect to an Award granted under this Plan shall be calculated in accordance with this Section 4.

4.1
Award Terms. The Committee shall select the Participants who will participate in this Plan and the Target Bonus Percentage for each Participant. The Committee shall also establish the Applicable EPS Percentages, Applicable Cash Flow Percentages and the Applicable Revenue Percentages that relate to different levels of Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue for each Performance Period. Participants will be eligible to receive a Bonus based on the Company’s Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue for the First Half Performance Period as provided in Section 4.2 below. Participants will be eligible to receive a Bonus based on the Company’s Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue for the FY15 Performance Period as provided in Section 4.3 below. For each Performance Period, each Participant’s Target Bonus (or First Half Target Bonus, as the case may be) for that Performance Period will be allocated one -third (⅓) to the Company’s Adjusted EPS for the Performance Period, one-third (⅓) to the Company’s Adjusted Net Cash Flow From Operations for the Performance Period, and one-third (⅓) to the Company’s Revenue for the Performance Period.

4.2
Determination of Bonus Amounts for First Half Performance Period. Each Participant will be eligible to receive a Bonus based on the Company’s Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue for the First Half Performance Period. At the end of the First Half Performance Period, a Bonus will be calculated for each Participant equal to the sum of (a) the portion of the Participant’s First Half Target Bonus allocated to the Adjusted EPS Performance Goal multiplied by the Applicable EPS Percentage for the First Half Performance Period, (b) the portion of the Participant’s First Half Target Bonus allocated to the Adjusted Net Cash Flow From Operations Performance Goal multiplied by the Applicable Cash Flow Percentage for the First Half Performance Period, and (c) the portion of the Participant’s First Half Target Bonus allocated to the Revenue Performance Goal multiplied by the Applicable Revenue Percentage for the First Half Performance Period.

4.3
Determination of Bonus Amounts for FY15 Performance Period. Each Participant will be eligible to receive a Bonus based on the Company’s Adjusted EPS, Adjusted Net Cash Flow From Operations and Revenue for the FY15 Performance Period. At the end of the FY15 Performance Period, a Bonus will be calculated for each Participant in an amount (not less than zero) equal to (a) the sum of (i) the portion of the Participant’s Target Bonus allocated to the Adjusted EPS Performance Goal multiplied by the Applicable EPS Percentage for the FY15 Performance Period, (ii) the portion of the Participant’s Target Bonus allocated to the Adjusted Net Cash Flow From Operations Performance Goal multiplied by the Applicable Cash Flow Percentage for the FY15 Performance Period, and (iii) the portion of the Participant’s Target Bonus allocated to the Revenue Performance Goal multiplied by the Applicable Revenue Percentage for the FY15 Performance Period, less (b) the amount of any Bonus paid or payable to the Participant based on the Company’s performance for the First Half Performance Period pursuant to Section 4.2. In each case, the Applicable Percentage for each performance metric is subject to adjustment based on the Company’s Performance Ranking for that metric as provided in Exhibit A.

4.4
Committee Discretion to Reduce Bonuses. Notwithstanding the foregoing provisions, the Committee shall retain discretion to reduce (but not increase) the amount of any Bonus otherwise payable pursuant to Section 4.2 or Section 4.3 above.

4.5	Maximum Bonus. Notwithstanding any other provision of this Plan, the maximum aggregate amount that may be paid pursuant to an Award granted under this Plan to a Participant for the Performance

Periods shall be the lesser of (a) two hundred percent (200%) of the Participant’s Target Bonus and (b) as provided in Section 5.2.3 of the Performance Incentive Plan, five million dollars ($5,000,000).

4.6
Termination of Employment. In the event that a Participant’s employment with the Company and its Subsidiaries terminates (regardless of the reason for such termination of employment, whether voluntarily or involuntarily, with or without cause, or due to the Participant’s death or disability) at any time prior to the Payment Date for a particular Performance Period, the Participant’s Award shall immediately terminate upon such termination of employment as to that Performance Period, and the Participant shall not be entitled to any Bonus payment in respect of such Award, unless otherwise expressly provided under a written employment, severance or similar contract between the Participant and the Company.

4.7	Adjustments; Early Termination.

(a)
Adjustments. The Committee shall adjust the Adjusted EPS, Adjusted Net Cash Flow From Operations, and Revenue (in each case, of the Company and any Company Peer Group member, as applicable) to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings. In addition, the Committee shall make adjustments to the Adjusted EPS (of the Company and any Company Peer Group member, as applicable) to eliminate (to the extent necessary and without duplication) the impact of any stock splits, reverse stock splits, and stock dividends. The Committee’s determination of the Adjusted EPS, Adjusted Net Cash Flow From Operations, Revenue, Adjusted EPS Growth Performance Ranking, Adjusted Net Cash Flow From Operations Growth Performance Ranking, and Revenue Growth Performance Ranking for each Performance Period and whether, and the extent to which, any such adjustment is necessary shall be final and binding.

(b)
Change in Control Events. Notwithstanding any other provision herein, if, at any time during the FY15 Performance Period, a Change in Control Event occurs, this Plan shall terminate upon such event subject to the next sentence. In such circumstances, each Participant who, immediately prior to the Change in Control Event, is employed by the Company or one of its Subsidiaries shall be entitled to a Bonus for the FY15 Performance Period, with such Bonus to equal the greater of the following:

·
the Participant’s Target Bonus (less the amount, if any, of any Bonus paid or payable to the Participant based on the Company’s performance for the First Half Performance Period pursuant to Section 4.2); or

·
the Bonus the Participant would receive for the FY15 Performance Period, as determined pursuant to Section 4.3 (including the offset for any Bonus paid or payable to the Participant based on the Company’s performance for the First Half Performance Period), but assuming that the FY15 Performance Period ended as of the last day of the fiscal quarter of the Company coinciding with or last preceding the date on which such Change in Control Event occurs, pro-rating each of the Adjusted EPS Performance Goal, Adjusted Net Cash Flow From Operations Performance Goal, and Revenue Performance Goal for the portion of the FY15 Performance Period actually completed during such shortened period of time and using the performance goals for that period of time as considered by the Committee in approving this Plan and on which the goals set forth in Exhibit A were derived, and comparing actual Company performance for such shortened period of time against such adjusted goals.

As to any Participant entitled to such Bonus, Section 4.6 shall no longer apply upon and following the Change in Control Event and the Bonus shall be paid on or promptly after (and in no event more than one month after) the date of the Change in Control Event.

4.8
Committee Determination of Bonuses. The Committee has the sole discretion to determine the Performance Goals for each Award (in accordance with this Section 4), the extent to which such Performance Goals have been achieved and whether all or any portion of an Award will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee.

4.9
Committee Certification; Payment. No Participant shall receive any payment under this Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the applicable Performance Goals applicable to the Award were in fact satisfied. Any Bonus payment for a Performance Period shall be made on the Payment Date for that Performance Period.

5.	General Provisions.

5.1	Rights of Participants.

(a)
No Right to Awards or Continued Employment. Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive, an Award or any other benefit under the Plan. Nothing contained in this Plan (or in any other documents evidencing any Award under this Plan) shall confer upon any Participant any right to continue in the employ of the Company or any Subsidiary, constitute any contract or agreement of employment, nor shall interfere in any way with the right of the Company or any Subsidiary to change any person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

(b)
Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2
Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

5.3
Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan).

5.4	Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware.

5.5
Construction. It is the intent of the Company that, to the maximum extent possible and other than for any Bonus paid pursuant to Section 4.7(b), this Plan, Awards, and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). This Plan shall be construed and interpreted consistent with such intent. This Plan shall also be construed and interpreted to satisfy, and avoid any tax, penalty or interest under, Section 409A of the Code.

5.6
Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any federal, state or local taxes that the Company or any Subsidiary may be required to withhold with respect to such payment.

5.7
Amendments, Suspension or Termination of Plan. The Board or the Committee may at any time terminate, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

5.8
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

5.9
Non-Exclusivity of Plan. Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

5.10
Clawback Policy. Bonuses paid or payable under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any payments received with respect to Awards granted under this Plan.

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EXHIBIT A
Following are the Participants, Target Bonus Percentages and Performance Goals established by the Committee for purposes of the Fiscal 2015 Executive Non-Equity Incentive Plan.

1.	List of Participants and Target Bonus Percentages.
The following table sets forth the list of Participants selected by the Committee to participate in this Plan and the Target Bonus Percentages for each such Participant.

Participant	Target Bonus Percentage
James Peterson	110%
Paul Pickle	75%
John Hohener	70%
Steven Litchfield	65%
David Goren	60%

2.	Performance Goals for First Half Performance Period.
The following tables set forth the Performance Goals to be used to calculate the Applicable EPS Percentage, the Applicable Cash Flow Percentage, and the Applicable Revenue Percentage in order to determine Bonuses for the First Half Performance Period in accordance with Section 4.2 of this Plan.

Adjusted EPS	Applicable EPS Percentage
Less than $1.12	0%
$1.12	50%
$1.15	100%
$1.17	125%
$1.18	175%
$1.19 or more	200%

Adjusted Net Cash Flow From Operations	Applicable Cash Flow Percentage
Less than $95,000,000	0%
$95,000,000	50%
$102,000,000	100%
$106,000,000	125%
$106,500,000	175%
$108,000,000 or more	200%

Revenue	Applicable Revenue Percentage
Less than $582,951,000	0%
$582,951,000	50%
$588,809,000	100%
$596,655,000	125%
$597,839,000	175%
$600,799,00 or more	200%

3.	Performance Goals for FY15 Performance Period.
The following tables set forth the Performance Goals to be used to calculate the Applicable EPS Percentage, the Applicable Cash Flow Percentage, and the Applicable Revenue Percentage in order to determine Bonuses for the FY15 Performance Period in accordance with Section 4.3 of this Plan.

Adjusted EPS	Applicable EPS Percentage
Less than $2.25	0%
$2.25	50%
$2.39	100%
$2.47	125%
$2.58	175%
$2.71 or more	200%
Notwithstanding the above chart: (1) if the Company’s Adjusted EPS Growth Performance Ranking for the FY15 Performance Period is at the 70th percentile or higher, and the Applicable EPS Percentage otherwise determined pursuant to the chart above is less than 100%, the Applicable EPS Percentage shall be 100%; and (2) if the Company’s Adjusted EPS Growth Performance Ranking for the FY15 Performance Period is at the 20thpercentile or lower, the Applicable EPS Percentage otherwise determined pursuant to the chart above shall be multiplied by a factor of 0.8 (for example, if the Applicable EPS Percentage otherwise determined pursuant to the chart above is 120%, the Applicable EPS Percentage shall be shall be 96% (0.8 multiplied by 120%).

Adjusted Net Cash Flow From Operations	Applicable Cash Flow Percentage
Less than $188,000,000	0%
$188,000,000	50%
$212,000,000	100%
$220,000,000	125%
$226,500,000	175%
$236,000,000 or more	200%
Notwithstanding the above chart: (1) if the Company’s Adjusted Net Cash Flow From Operations Growth Performance Ranking for the FY15 Performance Period is at the 70th percentile or higher, and the Applicable Cash Flow Percentage otherwise determined pursuant to the chart above is less than 100%, the Applicable Cash Flow Percentage shall be 100%; and (2) if the Company’s Adjusted EPS Growth Performance Ranking for the FY15 Performance Period is at the 20th percentile or lower, the Applicable Cash Flow Percentage otherwise determined pursuant to the chart above shall be multiplied by a factor of 0.8 (for example, if the Applicable Cash Flow Percentage otherwise determined pursuant to the chart above is 120%, the Applicable Cash Flow Percentage shall be shall be 96% (0.8 multiplied by 120%).

Revenue	Applicable Revenue Percentage
Less than $1,164,422,000	0%
$1,164,422,000	50%
$1,195,430,000	100%
$1,216,208,000	125%
$1,230,593,000	175%
$1,244,435,000 or more	200%
Notwithstanding the above chart: (1) if the Company’s Revenue Growth Performance Ranking for the FY15 Performance Period is at the 70th percentile or higher, and the Applicable Revenue Percentage otherwise determined pursuant to the chart above is less than 100%, the Applicable Revenue Percentage shall be 100%; and (2) if the

Company’s Revenue Growth Performance Ranking for the FY15 Performance Period is at the 20th percentile or lower, the Applicable Revenue Percentage otherwise determined pursuant to the chart above shall be multiplied by a factor of 0.8 (for example, if the Applicable Revenue Percentage otherwise determined pursuant to the chart above is 120%, the Applicable Revenue Percentage shall be shall be 96% (0.8 multiplied by 120%).

4.	Linear Interpolation Between Performance Levels.
For each of the tables under paragraphs 2 and 3 above, the Applicable EPS Percentage, Applicable Cash Flow Percentage or the Applicable Revenue Percentage, as the case may be and as determined pursuant to such table, will be interpolated on a linear basis between the levels stated in the applicable table.
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